                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy statement                                        / / Confidential, for Use of the Commission
                                                                           Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           INTERSTATE HOTELS COMPANY
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
         Common Stock

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

 / / Check box if any part of the fee is offset as provided by Exchange Act rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement number:

     (3)  Filing party:

     (4)  Date filed:

                           INTERSTATE HOTELS COMPANY
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                                                  March 27, 1997

To the Shareholders:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Interstate Hotels Company to be held on Wednesday, May 21, 1997 at 10:30 a.m., Eastern Time, at the Pittsburgh Airport Marriott Hotel located at Parkway West--Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every shareholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                          Sincerely,

                                          /s/ MILTON FINE

                                          MILTON FINE
                                          Chairman of the Board

             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
              COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           INTERSTATE HOTELS COMPANY
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
       ------------------------------------------------------------------

To the Shareholders:

     Notice is hereby given that the 1997 Annual Meeting of Shareholders of Interstate Hotels Company will be held at 10:30 a.m., Eastern Time, on Wednesday, May 21, 1997, at the Pittsburgh Airport Marriott Hotel located at Parkway West--Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect six members of the Board of Directors;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants to audit the financial statements of Interstate Hotels Company; and

     3. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Shareholders of record at the close of business on March 14, 1997 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                          MARVIN I. DROZ
                                          Secretary

March 27, 1997

                 TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
             COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
               PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO
                        POSTAGE IF MAILED IN THE UNITED STATES.

                           INTERSTATE HOTELS COMPANY
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 1997

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the "Board") of Interstate Hotels Company (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m., Eastern Time, on Wednesday, May 21, 1997, at the Pittsburgh Airport Marriott Hotel located at Parkway West--Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania (including any postponements or adjournments thereof, the "Annual Meeting") for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the accompanying form of proxy and the Company's 1996 Annual Report to Shareholders are being mailed to shareholders on or about March 27, 1997.

     The holders of record of shares of Common Stock of the Company at the close of business on March 14, 1997 (the "Record Date") are entitled to receive notice of, and to vote such shares at, the Annual Meeting. As of the Record Date, there were 35,324,968 shares of Common Stock outstanding. Holders of such shares as of the Record Date are entitled to one vote per share on each matter to be considered at the Annual Meeting.

     The holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. Because the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of Common Stock represented at the Annual Meeting and actually voted is required for the approval of any matter brought to a vote at the Annual Meeting, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted in accordance with the recommendations of the Board as set forth herein.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                             ELECTION OF DIRECTORS

     The Board has nominated Milton Fine, David J. Fine, R. Michael McCullough,
W. Thomas Parrington, Jr., Thomas J. Saylak and Steven J. Smith, each of whom is currently a member of the Board, for election as directors. If elected, such nominees will serve for a one-year term to expire at the Company's 1998 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

     The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting. Michael J. Aranson, a member of the Board, died shortly before the date of this Proxy Statement. The Board is currently considering candidates to fill the vacancy created by Mr. Aranson's death and, upon selection of a qualified candidate, will appoint such candidate to the Board to serve until the next annual meeting.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS DIRECTORS

MILTON FINE

     Milton Fine, age 70, co-founded the Company in 1961 and is currently Chairman of the Board. Mr. Fine served as the Company's Chief Executive Officer through March 1996. He is a life trustee of the Carnegie Institute and Chairman of the Board of the Carnegie Museum of Art. He is also a member of the Board of Trustees of the University of Pittsburgh and a member of the Board of Directors of the Andy Warhol Museum in Pittsburgh, Pennsylvania.

DAVID J. FINE

     David J. Fine, age 33, has been a Director of the Company since 1991. Mr. Fine is an attorney specializing in the areas of real estate finance and property acquisition, development and disposition. From 1991 to 1996, Mr. Fine was an attorney with Eckert, Seamans, Cherin & Mellott, and from 1990 to 1991 he was an attorney with Gaston and Snow. David J. Fine is the son of Milton Fine.

R. MICHAEL MCCULLOUGH

     R. Michael McCullough, age 58, has been a Director of the Company since 1991. Mr. McCullough is Senior Chairman (retired) of Booz, Allen & Hamilton, Inc., an international management and technology consulting firm.

W. THOMAS PARRINGTON, JR.

     W. Thomas Parrington, Jr., age 52, has been with the Company since 1981, serving as Chief Executive Officer since April 1996, President and Director since 1994 and as Chief Financial Officer prior thereto.

THOMAS J. SAYLAK

     Thomas J. Saylak, age 36, has been a Director of the Company since December 1995. Mr. Saylak is a Senior Managing Director of The Blackstone Group. Prior to joining Blackstone in 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the real estate investment, banking and investment management unit of Trammell Crow Company, from 1987 to 1993.

STEVEN J. SMITH

     Steven J. Smith, age 56, has been a Director of the Company since 1991 and has been a management consultant since 1989.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

J. WILLIAM RICHARDSON

     J. William Richardson, age 49, has served as the Company's Executive Vice President, Finance and Administration and Chief Financial Officer since 1994. Mr. Richardson previously served as Controller and Treasurer of the Company since 1988.

ROBERT L. FROMAN

     Robert L. Froman, age 50, has been with the Company since 1984, serving as Executive Vice President, Development since 1986.

THOMAS D. REESE

     Thomas D. Reese, age 51, has served as Executive Vice President, Operations since joining the Company in October 1996. Prior to joining the Company, Mr. Reese was Vice President of Marriott Hotels, Resorts and Suites from August 1992 to October 1996 and general manager of the New York Marriott Marquis Hotel prior thereto.

MARVIN I. DROZ

     Marvin I. Droz, age 42, has served as Senior Vice President and General Counsel since joining the Company in 1990.

ATTENDANCE AT MEETINGS

     The Board held six meetings during 1996. No director attended fewer than 75% of the total number of meetings of the Board and Board committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established two directorate committees--a compensation committee (the "Compensation Committee") and an audit review committee (the "Audit Review Committee").

     Compensation Committee. The Compensation Committee reviews executive salaries, administers the bonus, incentive compensation and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and the compensation policies and practices of the Company. The Compensation Committee was formed in June 1996 in connection with the Company's initial public offering (the "IPO") and is composed of R. Michael McCullough (Chairman) and Steven J. Smith, who are not employed by the Company or any of its affiliates ("Non-Employee Directors") and are not eligible to receive options or other rights under any employee stock or other benefit plan (other than plans in which only directors may participate). Before June 1996, decisions regarding the compensation of officers were made by the Board. The Compensation Committee held two meetings during 1996.

     Audit Review Committee. The Audit Review Committee reviews the professional services provided by the Company's independent accountants and the independence of such accountants from the management of the Company. The Audit Review Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Review Committee was formed in June 1996 in connection with the IPO and is required to consist solely of Non-Employee Directors. The current members of the Audit Review Committee are Thomas J. Saylak and Steven J. Smith (Chairman). The Audit Review Committee held two meetings during 1996.

DIRECTOR NOMINATION PROCEDURES

     Nominations for election of directors by the shareholders may be made by the Board or by any shareholder entitled to vote in the election of directors generally. The Company's Bylaws require that a shareholder intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the annual meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission (the "SEC") or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the annual meeting, notice by the shareholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of the annual meeting was so communicated. The Company's Bylaws further require that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder's nominees, including their names and addresses, a representation that the shareholder is entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned beneficially and of record by such shareholder, a description of all arrangements or understandings between the shareholder and each nominee, such other information regarding each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

DIRECTOR COMPENSATION

     Directors who are Non-Employee Directors are paid an annual retainer of $15,000 plus $750 for each Board meeting or working session attended. In addition, members of each directorate committee are paid $500 ($650 in the case of the committee chairman) for each committee meeting attended on days on which the Board does not also meet. Non-Employee Directors are also entitled under the Company's Stock Option Plan for Non-Employee Directors to receive, at the time such person becomes a director, an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the market value of a share of Common Stock on such date and, annually, an option to purchase 5,000 shares of Common Stock at an exercise price equal to the market value of a share of Common Stock on the date of the annual meeting of shareholders.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to Milton Fine, who served as Chief Executive Officer through March 1996 but is presently Chairman of the Board, and each of the four other most highly compensated executive officers of the Company (including W. Thomas Parrington, Jr., the current Chief Executive Officer) in 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                              -----------------------
                                      ANNUAL COMPENSATION     SECURITIES
                                      --------------------    UNDERLYING       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS       OPTIONS        PAYOUTS      COMPENSATION
---------------------------   ----    --------    --------    ----------      -------      ------------
Milton Fine (1)............   1996    $167,583    $     --      185,000(2)    $18,850(3)     $ 50,000(4)
  Chairman of the Board       1995     159,896          --           --            --          50,000(4)
W. Thomas Parrington,
  Jr.......................   1996     340,205     404,680      240,000(2)     81,241(6)      126,292(7)
  President and Chief         1995     313,781     378,000      227,906(8)     37,400(9)       18,000(4)
  Executive Officer (5)
J. William Richardson......   1996     236,960     281,173      123,750(2)     77,254(10)      71,000(11)
  Executive Vice President,   1995     216,608     259,929      136,744(8)     46,800(9)       15,000(4)
  Finance and
  Administration and Chief
  Financial Officer
Robert L. Froman...........   1996     235,444     267,343       87,500(2)     30,222(3)       16,666(12)
  Executive Vice President,   1995     225,163     181,666      136,744(8)         --          16,666(12)
  Development
Marvin I. Droz.............   1996     194,888     250,632       77,500(2)     24,985(3)           --
  Senior Vice President and   1995     174,720     200,928       91,163(8)         --              --
  General Counsel

---------

 (1) Mr. Fine was Chief Executive Officer during the period from January 1, 1995 through March 31, 1996.

 (2) Consists of shares underlying options granted under the Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan"), with exercise prices ranging from $21.00 per share to $25.00 per share.

 (3) Consists entirely of compensation under the Company's Executive Retirement Plan (the "ERP").

 (4) Consists entirely of compensation for services as a director of the Company's subsidiary, Northridge Insurance Company ("Northridge").

 (5) Mr. Parrington was President and Chief Operating Officer during the period from January 1, 1995 through March 31, 1996.

 (6) Consists of $43,841 of compensation under the ERP and $37,400 of compensation under the Company's Supplemental Deferred Compensation Plan (the "SDCP").

 (7) Consists of $18,000 of compensation for services as a director of Northridge and amortization of loan forgiveness in the amount of $108,292.

 (8) Gives effect to the ratio applied to the exchange of shares of common stock of the Company's predecessor, Interstate Hotels Corporation ("IHC"), for Common Stock of the Company in the Organization (as defined in "--Certain Relationships and Related Transactions.") All of these options were canceled prior to and in anticipation of the IPO, with resulting compensation as follows: Mr. Fine--$0; Mr. Parrington--$2,574,165; Mr. Richardson--$1,443,054; Mr. Froman--$1,596,787; Mr. Droz--$848,107.

 (9) Consists entirely of compensation under the SDCP.

(10) Consists of $30,454 of compensation under the ERP and $46,800 of compensation under the SDCP.

(11) Consists of $15,000 of compensation for services as a director of Northridge and amortization of loan forgiveness in the amount of $56,000.

(12) Consists entirely of amortization of loan forgiveness.

1996 STOCK OPTION GRANTS

     The following table sets forth certain information with respect to options granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                            POTENTIAL REALIZABLE
                                                                                                  VALUE AT
                                                                                            ASSUMED ANNUAL RATES
                            NUMBER OF                                                             OF STOCK
                            SECURITIES      % OF TOTAL                                       PRICE APPRECIATION
                            UNDERLYING    OPTIONS GRANTED                                     FOR OPTION TERM
                             OPTIONS       TO EMPLOYEES      EXERCISE OR    EXPIRATION    ------------------------
          NAME               GRANTED          IN 1996        BASE PRICE        DATE           5%           10%
-------------------------   ----------    ---------------    -----------    ----------    ----------    ----------
Milton Fine..............     150,000            9.5%          $ 21.00         2006       $1,981,018    $5,020,289
                               35,000            2.2             25.00         2006          550,283     1,394,525
W. Thomas Parrington,
  Jr.....................     200,000           12.7             21.00         2006        2,641,357     6,693,718
                               40,000            2.5             25.00         2006          628,895     1,593,742
J. William Richardson....      93,750            5.9             21.00         2006        1,238,136     3,137,680
                               30,000            1.9             25.00         2006          471,671     1,195,307
Robert L. Froman.........      62,500            4.0             21.00         2006          825,424     2,091,787
                               25,000            1.6             25.00         2006          393,059       996,089
Marvin I. Droz...........      62,500            4.0             21.00         2006          825,424     2,091,787
                               15,000            1.0             25.00         2006          235,835       597,653

     The following table sets forth information regarding the values of the options held by the Named Executive Officers at December 31, 1996.

                       OPTION VALUES AT DECEMBER 31, 1996

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                              OPTIONS AT            IN-THE-MONEY OPTIONS
                        NAME                            DECEMBER 31, 1996 (1)     AT DECEMBER 31, 1996 (1)
-----------------------------------------------------   ----------------------    ------------------------
Milton Fine..........................................           185,000                  $1,201,250
W. Thomas Parrington, Jr.............................           240,000                   1,580,000
J. William Richardson................................           123,750                     777,188
Robert L. Froman.....................................            87,500                     534,375
Marvin I. Droz.......................................            77,500                     501,875

---------

(1) All options held by the Named Executive Officers at December 31, 1996 were unexercisable.

     Outstanding Options. Pursuant to the Equity Incentive Plan, the Company has granted stock options to purchase an aggregate of 1,576,750 shares of Common Stock at exercise prices ranging from $21.00 to $26.75 per share. Each of the options has a ten-year term and becomes exercisable as to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant so long as the holder thereof remains a full-time employee of the Company, except that the options become immediately exercisable in the event of the holder's death, disability or termination of employment by the Company for any reason other than cause (as defined) or in the event that any person or group (other than the Fine Family Shareholders (as defined in "--Certain Relationships and Related Transactions")) becomes the beneficial owner of more than 30% of the outstanding shares of capital stock of the Company entitled generally to vote in the election of directors and, within 12 months after such acquisition, there is a change in a majority of the members of the Board. Unexercised options terminate 30 calendar days after the holder's termination of employment by the Company, except that such period is 180 days in the event of disability and 360 days in the event of death.

COMPENSATION PLANS AND ARRANGEMENTS

     Management Bonus Plan. The Company has established a Management Bonus Plan under which all key management employees, including the Named Executive Officers, are eligible to receive bonuses based upon achievement of specified targets and goals for the Company and the individual employee. Bonus awards may not exceed 50% to 120% of the executive's annual base salary and 20% of each executive's bonus award may, at the discretion of the Compensation Committee, be paid in the form of shares of Common Stock, which will be subject to certain restrictions and forfeiture provisions. The Management Bonus Plan is administered by the Compensation Committee.

     Executive Loans. In 1996, the Company loaned $2.0 million and $1.0 million to Messrs. Parrington and Richardson, respectively (the "Executive Loans"). The Executive Loans are fully recourse to the borrowers thereunder, mature on June 30, 2006 and bear interest at the adjusted federal rate. If the executive's employment is terminated by the Company for cause or by the executive for any reason other than death, disability or circumstances that would entitle the executive to benefits under his or her change-in-control agreement (described below), then the executive's loan would become due and payable in three equal annual installments commencing with the first anniversary of the date of such termination. If the executive's employment is terminated for any other reason, the loan plus accrued interest would be forgiven. If the executive remains employed by the Company, one-tenth of the principal amount of such executive's loan plus the interest for that year will be forgiven on June 30, 1997 and each of the next nine anniversaries thereof. See "--Certain Relationships and Related Transactions--Transactions with Officers and Directors" for a discussion of certain other loans by the Company.

     Deferred Compensation Agreements. In connection with the termination of certain prior benefit arrangements, each of Messrs. Parrington and Richardson entered into a deferred compensation agreement with the Company under the Company's SDCP. Pursuant to the deferred compensation agreements, $561,000 and $702,000 has been deposited into a grantor trust established by the Company for the benefit of, respectively, Messrs. Parrington and Richardson. Such amounts plus accumulated earnings will be paid out in ten semi-annual payments beginning at the earlier of the date of approved retirement from the Company or the attainment of age 60, provided that the beneficiary thereof performs consulting services to the Company and does not engage in any competitive activity.

     Executive Retirement Plan. Each of the General Managers of the Company's hotels who are employees of the Company and other employees of the Company holding job classifications of Vice President or above, including the Named Executive Officers (collectively, the "Participants"), is eligible to participate in the Company's ERP. The ERP is intended to be a non-qualified and unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Actual participation in the ERP is determined by the ERP's administrative committee, which is appointed by the Board.

     The Company annually contributes 8% of the Participant's base salary to the ERP and may make discretionary contributions of up to an additional 5% of the Participant's base salary. These discretionary contributions are based on the Company's net increase in earnings per share in a given year. In addition, Participants are eligible to designate a portion (specified annually by the Board or the Compensation Committee) of their cash bonus to be contributed to the ERP.

     The funds contributed by the Company or Participants are held in a grantor trust established by the Company. Unless the administrative committee determines that the amounts contributed to the ERP on behalf of a Participant ("Plan Benefits") are payable earlier, in general a Participant receives his ERP Plan Benefits one year after his retirement or termination of employment.

     Stock Purchase Plan. Each eligible full-time employee of the Company, including the Named Executive Officers, may participate in the Company's employee stock purchase plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, participating employees may elect to authorize the Company to withhold a maximum of 8% of the participating employee's salary, which amounts will be held in the participating employee's account and used to purchase Common Stock on a semi-annual basis at a price equal to a designated percentage from 85% to 100% of the average closing sale price for Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange, on either the offer date or the purchase date, whichever price is lower.

     Equity Incentive Plan. The Company's Equity Incentive Plan is designed to attract and retain qualified officers and other key employees of the Company. The Equity Incentive Plan authorizes the grant of options to purchase shares of Common Stock, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. The Compensation Committee administers the Equity Incentive Plan and determines to whom awards under the plan are to be granted and the terms and conditions of such awards, including the number of shares and the period of exercisability thereof. Officers, including officers who are members of the Board, and other key employees of and consultants to the Company and its subsidiaries may be selected by the Compensation Committee to receive benefits under the Equity Incentive Plan.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Each of the Named Executive Officers is a party to an employment agreement with the Company. Pursuant to the employment agreements, in the event that the Named Executive Officer party thereto is terminated by the Company without cause (as defined), the Named Executive Officer is entitled to the greater of (i) the Named Executive Officer's salary and bonus for the prior fiscal year or (ii) the monthly payments which the Named Executive Officer is entitled to under the executive's employment agreement for the remainder of the term of the agreement, plus the continuation of health and other welfare benefits for the greater of one year or the remainder of the term of the agreement. Each of the employment agreements with the Named Executive Officers has a term that ends on April 30, 1999, but will automatically be renewed for successive one-year terms until either party gives notice to the other of his or its intention to terminate the agreement. In addition, each of the Named Executive Officers is a party to a change-in-control agreement that provides for the payment of such severance benefits and the provision of such health and other benefits if the Named Executive Officer's employment is terminated by the Company, or by the executive, following a change in control (as defined), except that the severance benefits payable thereunder are based upon three times the highest salary and bonus that the executive received during any of the three years preceding the year in which the change in control occurred and are reduced dollar-for-dollar for salary and bonus payments made by the Company during any period of continuation of employment following the change in control. In addition, the amounts payable under the change-in-control agreements are increased to compensate the Named Executive Officer for any excise tax payable by the Company pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The Named Executive Officers are not obligated under the employment agreements or the change-in-control agreements to mitigate damages by seeking alternative employment; however, the Company's obligations to provide health and other welfare benefits thereunder terminates if the Named Executive Officer obtains other full-time employment within three years of such termination. Each Named Executive Officer's employment agreement will terminate without further action immediately prior to the payment of any severance benefits under the Named Executive Officer's change-in-control agreement. The employment agreements and the change-in-control agreements include provisions prohibiting the Named Executive Officers from engaging in any competitive activity (as defined) for two years after termination of employment and providing for the payment of legal fees and expenses incurred in enforcing or defending such agreements.

     All of the foregoing plans and agreements were approved by the Company's shareholders and the Board prior to the IPO.

REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executives is performance-based, with the majority of the compensation at risk in order to link compensation to corporate performance and shareholder interests while instilling ownership thinking. The compensation package is comprised of three major components: base salary, annual bonus and long-term incentives in the form of equity rights.

     An executive's base salary is determined by taking into consideration the executive's performance, individual job responsibilities, previous experience and mastery of the business, position in the current salary range designated for his or her job and, where appropriate, potential for advancement. Salary ranges are set based on external market data and internal factors. The market data is obtained from a hospitality industry survey utilizing information from similar hospitality companies. The midpoints of the Company's ranges were set in relation to the median of the survey data to ensure the executive base salaries are competitive but not leading the industry.

     Increases in base salaries for key executives are reviewed and rewarded when appropriate in January of each year based on their performance in the prior year. Mr. Parrington's merit increase in 1997 was 7.9% in recognition of his contribution to the Company's IPO and other accomplishments during 1996. Mr. Fine's base salary for 1997 was increased to $513,000 in recognition of his increased responsibilities as a result of the growth of the Company since the IPO.

     Annual bonuses are awarded based on criteria established pursuant to the Company's Management Bonus Plan, which was created to provide at-risk incentive pay which would lead the market as a percent of base salary when the Company meets its performance objectives, thereby moving total cash compensation for the Company's executive management to a more competitive position compared to other hospitality companies in circumstances in which the Company is performing well.

     The Management Bonus Plan establishes two sets of criteria: one for executives with Company-wide responsibilities and one for those with division/department responsibilities. Executives with Company-wide responsibilities may receive a bonus of up to 90% of their base salary if certain performance criteria are achieved by the Company and up to an additional 30% of base salary for achievement of individual performance objectives. Executives with division/department responsibilities may receive bonuses of up to 60% and 30%, respectively, of their base salary based on similar criteria and up to an additional 30% of base salary if the division/department performance objectives are achieved. Mr. Parrington earned the maximum award of $404,680 for the performance period ended December 31, 1996: $303,510 based on a percent of adjusted EBITDA and an individual performance award of $101,170.

     Long-term incentives are awarded pursuant to the Equity Incentive Plan through grants of restricted stock and stock options. Both the restricted stock and the stock options vest over a three-year period from the date of grant. The stock options have a ten-year term. At the time of the IPO, Mr. Parrington was granted an option to purchase 200,000 shares of Common Stock at an exercise price of $21.00 per share. Mr. Parrington was granted a second stock option to purchase 40,000 shares at an exercise price of $25.00 per share in conjunction with the Company's public offering in December 1996.

     Certain prior benefits were terminated in connection with the Company's IPO. Consequently, a one-time deferred compensation arrangement was entered into with both Messrs. Parrington and Richardson in the amounts of $561,000 and $702,000, respectively. See "--Compensation Plans and Arrangements--Deferred Compensation Agreements" for a description of these amounts and "--Compensation Plans and Arrangements--Executive Loans" for a discussion of certain loans made to Messrs. Parrington and Richardson.

     The Compensation Committee believes that the Company's compensation policies and practices are consistent with the Company's goal of building shareholder value, and the Compensation Committee intends to administer those policies consistent with that goal.

                                          Respectfully submitted,

                                          R. Michael McCullough, Chairman
                                          Steven J. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was formed in June 1996 and currently is composed of R. Michael McCullough (Chairman) and Steven J. Smith. Prior thereto, decisions regarding the compensation of officers were made by the Board.

STOCK PERFORMANCE

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's 500 Stock Index and the Lodging-Hotels 500 Index from the date trading of the Common Stock on the New York stock exchange commenced through December 31, 1996, assuming an initial investment of $100.00 and the reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
 AMONG INTERSTATE HOTELS COMPANY, THE S&P 500 INDEX AND THE LODGING-HOTELS 500

       MEASUREMENT PERIOD           INTERSTATE HO-                       LODGING - HO-
      (FISCAL YEAR COVERED)          TELS COMPANY      S&P 500 INDEX       TELS 500
JUNE 20, 1996                                   100               100               100
DECEMBER 31, 1996                            134.52            113.12              88.2

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless indicated otherwise, the address for each of the persons named in the table is Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                                                                                       PERCENTAGE
                                                                       NUMBER OF           OF
                                                                      SHARES OWNED    SHARES OWNED
                                                                      ------------    ------------
Milton Fine (1)....................................................     6,218,640         17.6%
Fine Family Trusts (2).............................................    12,782,940         36.2
Blackstone (3).....................................................     2,528,571          7.2
David J. Fine (4)..................................................     6,571,800         18.6
W. Thomas Parrington, Jr. (5)......................................       307,160            *
J. William Richardson (6)..........................................       170,403            *
Robert L. Froman...................................................       196,072            *
Marvin I. Droz (7).................................................       100,454            *
R. Michael McCullough (8)..........................................        10,000            *
Thomas J. Saylak...................................................            --           --
Steven J. Smith....................................................         4,300            *
Trust Leasing, Inc. and Trust Management, Inc. (9).................     1,957,895          5.5
The Prudential Insurance Company of America (10)...................     2,735,200          7.7
All directors and executive officers as a group (10 persons)
  (11).............................................................    13,588,829         38.5

---------

  *  Less than 1%.

 (1) Includes 5,000 shares owned by Milton Fine's wife, 2,500 shares owned by Milton Fine's wife in trust for her children and 6,211,140 of the 12,782,940 shares beneficially owned by the Fine Family Trusts as to which Milton Fine is trustee. Milton Fine disclaims beneficial ownership of all of such shares.

 (2) The "Fine Family Trusts" are comprised of five trusts: one of which Milton Fine is the trustee and four of which David J. Fine is the trustee.

 (3) As reported in a Schedule 13D filed with the SEC on July 3, 1996. Blackstone's address is 345 Park Avenue, New York, New York 10154.

 (4) David J. Fine may be deemed to beneficially own 6,571,800 of the 12,782,940 shares beneficially owned by the Fine Family Trusts as to which David J. Fine is trustee. David J. Fine disclaims beneficial ownership of such shares.

 (5) Includes 3,000 shares owned by Mr. Parrington's daughters. Mr. Parrington disclaims beneficial ownership of such shares.

 (6) Includes 200 shares owned by Mr. Richardson's daughters. Mr. Richardson disclaims beneficial ownership of such shares.

 (7) Includes 17,000 shares owned by Mr. Droz's wife. Mr. Droz disclaims beneficial ownership of such shares.

 (8) All of the shares shown in the table to be beneficially owned by Mr. McCullough are owned by Mr. McCullough's wife. Mr. McCullough disclaims beneficial ownership of such shares.

 (9) These shares are owned of record by Crossroads/Memphis Partnership, L.P., in which the Company owns a 50% general and limited partnership interest and Trust Leasing, Inc. ("Trust Leasing") and Trust Management, Inc. ("Trust Management") own a 50% limited partnership interest. Trust Leasing and Trust Management have the right to exchange their partnership interest at any time for the shares. The address of Trust Leasing, Inc. and Trust Management, Inc. is 4735 Spottswood #102, Memphis, Tennessee 38117.

(10) As reported in a Schedule 13G filed with the SEC on February 3, 1997. The address of The Prudential Insurance Company of America is 751 Broad Street, Newark, New Jersey 07102-3777.

(11) Includes 10,000 shares that are subject to certain risks of forfeiture under the Equity Incentive Plan. Does not include 5,000 shares held by Michael J. Aranson, a member of the Board, as of the Record Date. Mr. Aranson died shortly before the date of this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Organization and Initial Public Offering. The Company consummated its IPO of its Common Stock on June 25, 1996. Prior to consummation of the IPO, individuals and entities affiliated with Milton Fine (the "Fine Family Shareholders") owned all of the voting stock and approximately 92% of the non-voting stock of the Company's predecessor, IHC, with the remaining approximately 8% of the non-voting stock of IHC owned by certain of IHC's officers (excluding Milton Fine). In addition, the Fine Family Shareholders owned direct and indirect interests in certain of the subsidiaries and affiliated companies of IHC. The Fine Family Shareholders and certain officers (excluding Milton Fine) and former employees of IHC also owned interests in partnerships among affiliates of IHC and affiliates of Blackstone Real Estate Advisors L.P. (collectively, "Blackstone"), which owned 14 hotels. Prior to the consummation of the IPO, all of the foregoing interests were contributed to the Company in exchange for Common Stock of the Company. In addition, prior to the consummation of the IPO, the Company and its affiliates effected the following transactions (collectively with the foregoing transactions, the "Organization"):
(i) all of the outstanding shares of common stock of IHC were contributed to the Company by the Fine Family Shareholders in exchange for Common Stock of the Company and (ii) the Company issued shares of Common Stock to certain officers and employees of the Company in exchange for restricted stock of IHC previously issued to them. The Company issued 13,689,929 shares of Common Stock in the Organization. In addition, the Company entered into a registration rights agreement with each of the existing shareholders of the Company prior to the IPO (collectively, the "Original Shareholders") pursuant to which the Original Shareholders were granted demand and piggyback registration rights.

     In March 1994, Milton Fine, as trustee, and certain officers and former employees of IHC formed a partnership ("IHC/Interstone") which in turn formed a series of partnerships (collectively, "Interstone I") with Blackstone to pursue acquisitions of hotel properties. Interstone I acquired title to seven hotels and a controlling interest in another hotel. IHC/Interstone contributed all of its interests in Interstone I to the Company prior to consummation of the IPO, and the Company purchased the equity interests of Blackstone in Interstone I in connection with the IPO.

     Following the completion of the Interstone I investment program, in December 1995 IHC, the Fine Family Shareholders and certain officers of IHC formed a partnership ("IHC/Interstone II"), which in turn formed another series of partnerships with Blackstone (collectively, "Interstone II") to acquire a 75% interest in a portfolio of six hotels owned by an institutional investor. The Fine Family Shareholders and the officers of IHC contributed all of their interests in Interstone II to the Company prior to consummation of the IPO and the Company purchased the interest of Blackstone in Interstone II in connection with the IPO.

     In connection with the formation of Interstone II, IHC and Blackstone entered into an Option Agreement (the "Option Agreement") pursuant to which IHC granted to Blackstone an option (the "Blackstone Option") to purchase a 20% equity interest in a new company to be formed upon exercise of the Blackstone Option. In connection with the IPO, Blackstone, upon exercise of the Blackstone Option for 2,133,333 shares of Common Stock, paid the Company the $23.3 million exercise price. Blackstone received $44.8 million of Common Stock based on the IPO price and the Company paid one of the Blackstone entities a $233,000 arrangement fee for services in negotiating and arranging the Blackstone Option.

     Simultaneously with the completion of the Interstone II investment program, in December 1995, IHC/ Interstone II and Blackstone formed a third series of partnerships (collectively, "Interstone III") to acquire additional hotel properties. IHC/Interstone II committed up to $30.6 million for a 51% interest therein and Blackstone has committed up to $29.4 million for a 49% interest therein. The capital commitments expire on December 31, 1997, and no acquisitions have been made by Interstone III as of the date of this Proxy Statement. IHC/Interstone II contributed all of its interests in Interstone III to the Company in connection with the IPO.

     In March 1996, the Company entered into an Agreement of Purchase and Sale (the "Acquisition Agreement") to acquire all of Blackstone's interests in Interstone I (excluding one Interstone I hotel, the Fort Magruder Inn and Conference Center) and Interstone II (collectively, the "Acquisition") for a cash purchase price of approximately $125 million. Closing of the Acquisition occurred immediately following the consummation of the IPO. In connection with the execution of the Acquisition Agreement, the Company also entered into a Contribution Agreement (the "Blackstone Contribution Agreement") with certain affiliates of the Company and Blackstone pursuant to which such affiliates agreed to contribute to the Company their interests in the partnership (the "Fort Magruder Partnership") that owned the Fort Magruder Inn and Conference Center in consideration of the issuance of $8.3 million of Common Stock at the IPO price (the "Contribution"). Closing of the Contribution occurred immediately prior to the closing of the Acquisition.

     Pursuant to the Blackstone Contribution Agreement, the Company, Blackstone and the Fine Family Shareholders executed a stockholders agreement (the "Interstone Stockholders Agreement") at the closing of the Acquisition and Contribution. Under the Interstone Stockholders Agreement, among other things,
(i) Blackstone was granted tag-along rights with respect to certain shares of Common Stock by the Fine Family Shareholders, (ii) Blackstone granted to the Fine Family Shareholders a right of first offer with respect to certain sales of shares of Common Stock by Blackstone, (iii) Blackstone was granted demand and piggyback registration rights, (iv) the Fine Family Shareholders agreed to vote their shares of Common Stock for a director designee of Blackstone, and (v) Blackstone agreed to vote its shares of Common Stock for the election of the director candidates nominated by the Board.

     Transactions with Fine Family Shareholders. During 1996, the Company earned revenues in the aggregate amount of $7.4 million for management services provided to 11 hotels in which the Fine Family Shareholders had an ownership interest. Accounts receivable of $0.3 million were due from these hotels at December 31, 1996.

     During 1996 prior to the IPO, the Company advanced funds from time to time to the Fine Family Shareholders and received repayments of a portion of such advances. There were no advances outstanding at December 31, 1996. In March 1996, the Company's predecessor (an S corporation) made a tax distribution to the Fine Family Shareholders in the aggregate amount of $30 million, in the form of notes payable. The notes were repaid with the proceeds from IPO.

     Certain of the Fine Family Shareholders own minority interests in 11 hotels that are managed but not owned by the Company. Except for one management agreement pursuant to which the Company waived its management fee for a period ending no later than November 30, 1998, the Company believes that the terms on which these hotels are managed are at least as favorable to the Company as those it could have obtained from unaffiliated persons. The Fine Family Shareholders have granted to the Company a right of first offer and a right of first refusal in connection with any proposed transfer of their interests (subject to certain permitted transfers) in these hotels in consideration of the Company's agreeing to continue to provide at no cost to the Fine Family Shareholders certain accounting and administrative services of the type which the Company is currently providing to the Fine Family Shareholders in connection therewith.

     Transactions with Officers and Directors. The Company has made loans from time to time to its senior executives, including each of the Named Executive Officers other than Milton Fine. The maximum amount of such loans to any such executive was $2,000,000 during 1996. Such loans are payable upon demand and, in general, do not bear interest until such demand is made. See "--Compensation Plans and Arrangements--Executive Loans" for a description of loans from the Company to Messrs. Parrington and Richardson. The loans made to Messrs. Parrington and Richardson are forgiven over time provided certain conditions are satisfied.

     In December 1996, the Company acquired a 1% general partnership interest and 96.1% limited partnership interest in Marriott's Reach Resort for a total, including estimated capital expenditures for anticipated renovations and closing costs, of approximately $31.5 million. Prior to the acquisition by the Company, Milton Fine beneficially owned a 1% general partnership interest and David J. Fine, as trustee of certain of the Fine Family Trusts, owned a 25% limited partnership interest in the entity that owned Marriott's Reach Resort. In addition, Milton Fine, W. Thomas Parrington, Jr., J. William Richardson, Robert L.

Froman and Marvin I. Droz together owned a 3.3% limited partnership interest in that entity. Giving effect to the acquisition, Milton Fine beneficially owned a 1.4% limited partnership interest in that entity.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Based solely on a review of copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during 1996, the Company believes that the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to their beneficial ownership of Common Stock during 1996 except that a Form 5 for Mr. McCullough was filed five business days late.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of Coopers & Lybrand L.L.P. independent accountants to audit the books, records and accounts of the Company, subject to ratification of such appointment by the Company's shareholders. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 MISCELLANEOUS

OTHER MATTERS

     The Board knows of no business to be presented for consideration at the Annual Meeting other than that described herein. If any other matters properly come before the Annual Meeting, however, the named proxies will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company by November 26, 1997 for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1998 Annual Meeting.

COST OF SOLICITATION

     The cost of preparing, printing and mailing these proxy materials will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, regular employees of the Company may solicit proxies on behalf of the Board in person or by telephone. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.

             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
           AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                           INTERSTATE HOTELS COMPANY
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                      FOR
                THE ANNUAL MEETING OF SHAREHOLDERS, MAY 21, 1997

     The undersigned hereby appoints J. WILLIAM RICHARDSON and MARVIN I. DROZ, and each of them, with full power of substitution and resubstitution, proxies of the undersigned to represent and to vote all shares of stock of Interstate Hotels Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Pittsburgh Airport Marriott, Parkway West-Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania on Wednesday, May 21, 1997, at 10:30 a.m., Eastern Time, or at any postponements or adjournments thereof, upon all matters as set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

            (Continued, and to be signed and dated, on reverse side)

                              FOLD AND DETACH HERE


                           INTERSTATE HOTELS COMPANY
                                Foster Plaza Ten
                               680 Andersen Drive
                         Pittsburgh, Pennsylvania 15220

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

     Notice is hereby given that the 1997 Annual Meeting of Shareholders of Interstate Hotels Company will be held at 10:30 a.m., Eastern Time, on Wednesday, May 21, 1997, at the Pittsburgh Airport Marriott Hotel located at Parkway West-Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania for the following purposes, all as more fully described in the attached Proxy
Statement:

     1.  To elect six members of the Board of Directors;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants to audit the financial statements of Interstate Hotels Company; and

     3. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Shareholders of record at the close of business on March 14, 1997 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                            /s/ MARVIN I. DROZ
                                            -----------------------------
                                                Marvin I. Droz
                                                Secretary


   TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                           Please mark
                                                           your vote as   [ X ]
                                                           indicated in
                                                           this example


                                               PLEASE CHECK THIS BOX
                                               IF YOU PLAN TO ATTEND  [   ]
                                                  THE ANNUAL MEETING


1. ELECTION OF DIRECTORS Nominees: Milton Fine, David J. Fine, R. Michael McCullough, W. Thomas Parrington, Jr., Thomas J. Saylak and Steven J. Smith.

     FOR all nominees               WITHHOLD AUTHORITY
   listed above (except                 to vote for
     as marked to the                   all nominees
      contrary below)                   listed above

          [   ]                            [   ]

   If you wish to withhold authority to vote for any individual nominee, you may write that nominee's name in the space provided below.


   --------------------------------------------------------------------------

   The Board of Directors recommends a vote FOR the election of all nominees listed above as directors.


2. RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTS.

The Board of Directors recommends a vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P.

          FOR            AGAINST          ABSTAIN

         [   ]            [   ]            [   ]


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE, OR IF RETURNED EXECUTED WITH NO DIRECTION GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.

Executors, administrators, trustees, attorneys, etc., should give full title as such. If the signer is a corporation, partnership or limited liability company, please sign full corporate, partnership or limited liability company name by duly authorized person.


Signature of Shareholder                                 Dated:         ,  1997
                         -------------------------------        --------


                              FOLD AND DETACH HERE


                                 Annual Meeting
                                       of
                                  Shareholders
                                       of

                               INTERSTATE HOTELS

                                  May 21, 1997
                                       at
                          Pittsburgh Airport Marriott
                         Parkway West-Montour Run Exit
                    100 Aten Road, Coraopolis, Pennsylvania
                            beginning at 10:30 a.m.